Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 (333-89485) of UNB Corp. of our report dated January 19, 2001 related to the consolidated balance sheets of UNB Corp. as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders’ equity and cash flows for the three years in the period ended December 31, 2000, which report is included in this Form 10-K.

/s/ Crowe Chizek and Company LLP Crowe Chizek and Company LLP

Cleveland, Ohio
March 26, 2001